PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
OCTOBER 21, 2024	(804) 217-5897

DYNEX CAPITAL, INC. ANNOUNCES
THIRD QUARTER 2024 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. ("Dynex" or the "Company") (NYSE: DX) reported its third quarter 2024 financial results today. Management will host a call today at 10:00 a.m. Eastern Time to discuss the results and business outlook. Details to access the call can be found below under "Earnings Conference Call."
Financial Performance Summary
•Total economic return of $0.89 per common share, or 7.1% of beginning book value
•Book value per common share of $13.00 as of September 30, 2024
•Comprehensive income of $0.93 per common share and net income of $0.38 per common share
•Dividends declared of $0.39 per common share for the third quarter
•Purchased $1.1 billion of Agency RMBS
•Liquidity of $708.7 million as of September 30, 2024
•Leverage including to-be-announced ("TBA") securities at cost was 7.6 times shareholders' equity as of September 30, 2024
•Announced decision by the Board of Directors to increase monthly dividend to $0.15 per common share

Management Remarks
"Our economic return of 7.1% for the quarter continues to highlight the skills and experience that we believe are necessary to navigate the current environment. We continue to expect a favorable investing environment which supports increasing our monthly dividend from $0.13 to $0.15 per common share," said Byron L. Boston, Chairman and Co-CEO.
"We believe the Dynex team has positioned the Company to deliver solid returns – creating value in four main ways – managing the existing portfolio, optimizing the capital structure, raising equity and investing capital at accretive ROEs." said Smriti Laxman Popenoe, Co-CEO, President, and Chief Investment Officer.
Earnings Conference Call
As previously announced, the Company's conference call to discuss these results is today at 10:00 a.m. Eastern Time and may be accessed via telephone in the United States by dialing 1-888-330-2022 or internationally by dialing 1-646-960-0690 and providing the ID 1957092 or by live audio webcast by clicking the "Webcast" button in the “Current Events” section on the homepage of the Company's website (www.dynexcapital.com), which includes a slide presentation. To listen to the live conference call via telephone, please dial in at least ten minutes before the call begins. An archive of the webcast will be available on the Company's website approximately two hours after the live call ends.

Consolidated Balance Sheets (unaudited)
($s in thousands except per share data)	September 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$268,296	$119,639
Cash collateral posted to counterparties	137,296	118,225
Mortgage-backed securities (including pledged of $6,767,948 and $5,880,747, respectively)	7,327,643	6,038,948
Due from counterparties	28,973	1,313
Derivative assets	4,138	54,361
Accrued interest receivable	31,766	28,727
Other assets, net	18,062	8,537
Total assets	$7,816,174	$6,369,750

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$6,423,890	$5,381,104
Due to counterparties	167,609	95
Derivative liabilities	3,662	—
Cash collateral posted by counterparties	7,895	46,001
Accrued interest payable	48,570	53,194
Accrued dividends payable	13,684	10,320
Other liabilities	8,304	8,301
Total liabilities	6,673,614	5,499,015

Shareholders’ equity:
Preferred stock	$107,843	107,843
Common stock	793	570
Additional paid-in capital	1,677,062	1,404,431
Accumulated other comprehensive loss	(135,889)	(158,502)
Accumulated deficit	(507,249)	(483,607)
Total shareholders' equity	1,142,560	870,735
Total liabilities and shareholders’ equity	$7,816,174	$6,369,750

Preferred stock aggregate liquidation preference	$111,500	$111,500
Book value per common share	$13.00	$13.31
Common shares outstanding	79,294,324	57,038,247

Consolidated Comprehensive Statements of Income (unaudited)			Nine Months Ended
	Three Months Ended
($s in thousands except per share data)	September 30, 2024	June 30, 2024	September 30, 2024
INTEREST INCOME (EXPENSE)
Interest income	$83,458	$76,054	$231,038
Interest expense	(82,564)	(74,767)	(232,048)
Net interest income (expense)	894	1,287	(1,010)

OTHER GAINS (LOSSES)
Realized loss on sales of investments, net	—	(1,506)	(1,506)
Unrealized gain (loss) on investments, net	192,874	(41,977)	80,873
(Loss) gain on derivative instruments, net	(154,064)	41,135	11,707
Total other gains (losses), net	38,810	(2,348)	91,074

EXPENSES
General and administrative expenses	(8,271)	(6,642)	(25,793)
Other operating expense, net	(436)	(601)	(1,459)
Total operating expenses	(8,707)	(7,243)	(27,252)

Net income (loss)	30,997	(8,304)	62,812
Preferred stock dividends	(1,923)	(1,923)	(5,770)
Net income (loss) to common shareholders	$29,074	$(10,227)	$57,042

Other comprehensive income:
Unrealized gain (loss) on available-for-sale investments, net	41,667	(1,786)	22,613
Total other comprehensive income (loss)	41,667	(1,786)	22,613
Comprehensive income (loss) to common shareholders	$70,741	$(12,013)	$79,655

Weighted average common shares-basic	75,792,527	66,954,870	67,313,385
Weighted average common shares-diluted	76,366,487	66,954,870	67,808,892
Net income (loss) per common share-basic	$0.38	$(0.15)	$0.85
Net income (loss) per common share-diluted	$0.38	$(0.15)	$0.84
Dividends declared per common share	$0.39	$0.39	$1.17

Discussion of Third Quarter Results
The Company's total economic return of $0.89 per common share for the third quarter of 2024 consisted of an increase in book value of $0.50 per common share and dividends declared of $0.39 per common share. The fair value of the Company's investment portfolio benefited from spread tightening and a decline in the 10-year U.S. Treasury rate during the third quarter of 2024. Because the Company's interest rate hedges were positioned for a bull steepening environment where short-term interest rates decline faster than long term interest rates, the gains on the Company's investment portfolio outpaced losses on its interest rate hedging portfolio. The following table summarizes the changes in the Company's financial position during the third quarter of 2024:

($s in thousands except per share data)	Net Changes in Fair Value	Components of Comprehensive Income	Common Book Value Rollforward	Per Common Share (1)
Balance as of June 30, 2024 (1)			$933,763	$12.50
Net interest income		$894
Operating expenses		(8,707)
Preferred stock dividends		(1,923)
Changes in fair value:
MBS and loans	$234,541
TBAs	72,191
U.S. Treasury futures	(216,189)
Interest rate swaps	(10,066)
Total net change in fair value		80,477
Comprehensive income to common shareholders			70,741
Capital transactions:
Net proceeds from stock issuance (2)			56,753
Common dividends declared			(30,198)
Balance as of September 30, 2024 (1)			$1,031,059	$13.00
(1)Amounts represent total shareholders' equity less the aggregate liquidation preference of the Company's preferred stock of $111,500.
(2)Net proceeds from common stock issuances includes $56.2 million from ATM issuances, and $0.5 million from amortization of share-based compensation, net of grants.

The following table provides detail on the Company's MBS investments, including TBA securities as of September 30, 2024:

	September 30, 2024			June 30, 2024
($ in millions)	Par Value	Fair Value	% of Portfolio	Par Value	Fair Value	% of Portfolio
30-year fixed rate RMBS:
2.0% coupon	$668,416	$559,167	6.0%	$682,622	$543,906	6.1%
2.5% coupon	571,513	499,128	5.4%	583,629	485,088	5.5%
4.0% coupon	331,722	321,575	3.5%	340,558	315,611	3.6%
4.5% coupon	1,354,851	1,337,957	14.4%	1,387,896	1,317,480	14.9%
5.0% coupon	2,062,913	2,074,274	22.2%	1,996,271	1,941,874	21.9%
5.5% coupon	1,950,064	1,987,567	21.3%	1,073,941	1,066,340	12.0%
6.0% coupon	315,455	325,422	3.5%	288,922	292,118	3.3%
TBA 4.0%	462,000	443,447	4.8%	262,000	240,303	2.7%
TBA 4.5%	183,000	179,819	1.9%	183,000	172,821	2.0%
TBA 5.0% (2)	767,000	766,161	8.2%	868,000	840,408	9.5%
TBA 5.5% (2)	592,000	598,752	6.4%	1,389,000	1,371,677	15.5%
TBA 6.0%	—	—	—%	37,000	37,142	0.4%
Total Agency RMBS	$9,258,934	$9,093,269	97.6%	$9,092,839	$8,624,768	97.4%

Agency CMBS	$100,957	$98,026	1.1%	$102,299	$97,482	1.1%
Agency CMBS IO	(1)	111,774	1.2%	(1)	116,853	1.3%
Non-Agency CMBS IO	(1)	12,754	0.1%	(1)	16,386	0.2%
Total	$9,359,891	$9,315,823	100.0%	$9,195,138	$8,855,489	100.0%
(1)CMBS IO do not have underlying par values.
(2)Amounts shown for TBA 5.0% and TBA 5.5% coupons as of June 30, 2024 have been updated from the numbers reported last quarter.

The following table provides detail on the Company's repurchase agreement borrowings outstanding as of the dates indicated:

	September 30, 2024			June 30, 2024
Remaining Term to Maturity	Balance	Weighted Average Rate	WAVG Original Term to Maturity	Balance	Weighted Average Rate	WAVG Original Term to Maturity
($s in thousands)
Less than 30 days	$4,403,523	5.39%	59	$2,350,410	5.46%	99
30 to 90 days	2,020,367	5.40%	89	3,015,537	5.47%	89
91 to 180 days	—	—%	—	128,481	5.43%	113
Total	$6,423,890	5.40%	68	$5,494,428	5.46%	94
The following table provides information about the performance of the Company's MBS (including TBA securities) and repurchase agreement financing for the third quarter of 2024 compared to the prior quarter:

	Three Months Ended
	September 30, 2024			June 30, 2024
($s in thousands)	Interest Income/Expense	Average Balance (1)(2)	Effective Yield/ Financing Cost(3)(4)	Interest Income/Expense	Average Balance (1)(2)	Effective Yield/ Financing Cost(3)(4)
Agency RMBS	$75,083	$6,627,198	4.53%	$67,927	$6,153,663	4.42%
Agency CMBS	770	101,771	2.96%	792	105,321	2.97%
CMBS IO(5)	2,902	133,172	8.20%	2,868	146,161	7.25%
Non-Agency MBS and other	17	1,298	5.05%	19	1,437	5.00%
	78,772	6,863,439	4.58%	71,606	6,406,582	4.46%
Cash equivalents	4,686			4,448
Total interest income	$83,458			$76,054

Repurchase agreement financing (6)	(82,564)	5,943,805	(5.44)%	(74,767)	5,410,282	(5.47)%
Net interest income/net interest spread	$894		(0.86)%	$1,287		(1.01)%
(1)Average balance for assets is calculated as a simple average of the daily amortized cost and excludes securities pending settlement if applicable.
(2)Average balance for liabilities is calculated as a simple average of the daily borrowings outstanding during the period.
(3)Effective yield is calculated by dividing interest income by the average balance of asset type outstanding during the reporting period. Unscheduled adjustments to premium/discount amortization/accretion, such as for prepayment compensation, are not annualized in this calculation.
(4)Financing cost is calculated by dividing annualized interest expense by the total average balance of borrowings outstanding during the period with an assumption of 360 days in a year.
(5)CMBS IO ("Interest only") includes Agency and non-Agency issued securities.
(6)Amounts exclude net periodic interest benefit from effective interest rate swaps of $4,162 and $17 for the three months ended September 30, 2024 and June 30, 2024, respectively, or 0.28% and 0%, respectively, as a percentage of repurchase agreement borrowings outstanding during the respective periods.

Hedging Portfolio
The Company uses derivative instruments to hedge exposure to interest rate risk arising from its investment and financing portfolio. As of September 30, 2024, the Company held short positions in 10-year U.S. Treasury futures with a notional amount of $3.9 billion, short positions in 30-year U.S. Treasury futures with a notional amount of $505.0 million, and short positions in 5-year and 7-year interest rate swaps with a notional amount of $1.5 billion.
For the Company, realized gains and losses on interest rate hedges are recognized in GAAP net income in the same reporting period in which the derivative instrument matures, is terminated or periodically settled (excluding daily margin requirements) by the Company. Maturities and terminations are not included in the Company's earnings available for distribution ("EAD"), a non-GAAP measure, during any reporting period, but the periodic interest settlement on interest rate swaps is included in EAD. As of September 30, 2024, all of the Company's interest rate swaps and all of its 10-year U.S. Treasury futures were designated as hedges for tax purposes. The realized gains and losses on derivative instruments designated as hedges for tax purposes, other than periodic interest rate swap settlements, are amortized into the Company's REIT taxable income over the original periods hedged by those derivatives. The benefit expected to be recognized in taxable income is estimated to be $26.7 million, or $0.35 per average common share outstanding, for the third quarter of 2024. The Company's remaining estimated net deferred tax hedge gains from its interest rate hedging portfolio was $625.4 million as of September 30, 2024. These hedge gains will be part of the Company's future distribution requirements along with net interest income and other ordinary gains and losses in future periods.
For the third quarter of 2024, the Company's net periodic interest benefit from interest rate swaps was $4.2 million, which is recorded in (loss) gain on derivative instruments, net on the consolidated comprehensive statement of income. Net periodic interest benefit from interest rate swap settlements is included in the Company's taxable income and EAD while changes in the fair value of remaining interest rate swap cashflows are excluded from EAD.
The table below provides the projected amortization of the Company's net deferred tax hedge gains that may be recognized as taxable income over the periods indicated given conditions known as of September 30, 2024; however, uncertainty inherent in the forward interest rate curve makes future realized gains and losses difficult to estimate, and as such, these projections are subject to change for any given period.

Projected Period of Recognition for Remaining Hedge Gains, Net	September 30, 2024
($ in thousands)
Fourth quarter 2024	$21,981
Fiscal year 2025	88,583
Fiscal year 2026 and thereafter	514,845
$625,409

Non-GAAP Financial Measures
In evaluating the Company’s financial and operating performance, management considers book value per common share, total economic return to common shareholders, and other operating results presented in accordance with GAAP as well as EAD to common shareholders (including per common share), a non-GAAP measure. Management believes this non-GAAP financial measure is useful to investors because it is viewed by management as a measure of the investment portfolio’s return based on the effective yield of its investments, net of financing costs and other normal recurring operating income and expenses. Drop income generated by TBA dollar roll positions, which is included in "gain (loss) on derivatives instruments, net" on the Company's consolidated statements of comprehensive income, is included in EAD because management views drop income as the economic equivalent of net interest income (interest income less implied financing cost) on the underlying Agency security from trade date to settlement date. Management also includes the net periodic interest benefit from its interest rate swaps, which is also included in "gain (loss) on derivatives instruments, net", in EAD because interest rate swaps are used by the Company to economically hedge the impact of changing interest rates on its borrowing costs from repurchase agreements, and including net periodic interest benefit from interest rate swaps is a helpful indicator of the Company’s total financing cost in addition to GAAP interest expense. However, non-GAAP financial measures are not a substitute for GAAP earnings and may not be comparable to similarly titled measures of other REITs because they may not be calculated in the same manner. Furthermore, though EAD is one of several factors management considers in determining the appropriate level of distributions to common shareholders, it should not be utilized in isolation, and it is not an accurate indication of the Company’s REIT taxable income nor its distribution requirements in accordance with the Internal Revenue Code of 1986, as amended.
The following table provides reconciliations of EAD to comparable GAAP financial measures for the periods indicated:

	Three Months Ended
($s in thousands except per share data)	September 30, 2024	June 30, 2024
Comprehensive income (loss) to common shareholders	$70,741	$(12,013)
Less:
Change in fair value of investments, net (1)	(234,541)	45,269
Change in fair value of derivative instruments, net (2)	156,572	(41,351)
EAD to common shareholders	$(7,228)	$(8,095)

Weighted average common shares	75,792,527	66,954,870
EAD per common share	$(0.10)	$(0.12)

Net interest income	$894	$1,287
Net periodic interest benefit from interest rate swaps	4,162	17
TBA drop loss (3)	(1,654)	(233)
Operating expenses	(8,707)	(7,243)
Preferred stock dividends	(1,923)	(1,923)
EAD to common shareholders	$(7,228)	$(8,095)
(1)Amount includes realized and unrealized gains and losses from the Company's MBS.
(2)Amount includes unrealized gains and losses from changes in fair value of derivatives (including TBAs accounted for as derivative instruments) and realized gains and losses on terminated derivatives and excludes TBA drop income and net periodic interest benefit from interest rate swaps.
(3)TBA drop income/loss is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” "may," "could," "will," "continue" and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release, including statements made in Mr. Boston's and Ms. Popenoe's quotes, may include, without limitation, statements regarding the Company's financial performance in future periods, future interest rates, future market credit spreads, management's views on expected characteristics of future investment and macroeconomic environments, central bank strategies, prepayment rates and investment risks, future investment strategies, future leverage levels and financing strategies, the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of the Company's investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, ability to find suitable investment opportunities; changes in domestic economic conditions; geopolitical events, such as terrorism, war or other military conflict, including the wars between Russia and Ukraine and between Israel and Hamas and the related impacts on macroeconomic conditions as a result of such conflicts; changes in interest rates and credit spreads, including the repricing of interest-earning assets and interest-bearing liabilities; the Company’s investment portfolio performance, particularly as it relates to cash flow, prepayment rates and credit performance; the impact on markets and asset prices from changes in the Federal Reserve’s policies regarding purchases of Agency RMBS, Agency CMBS, and U.S. Treasuries; actual or anticipated changes in Federal Reserve monetary policy or the monetary policy of other central banks; adverse reactions in U.S. financial markets related to actions of foreign central banks or the economic performance of foreign economies including in particular China, Japan, the European Union, and the United Kingdom; uncertainty concerning the long-term fiscal health and stability of the United States; the cost and availability of financing, including the future availability of financing due to changes to regulation of, and capital requirements imposed upon, financial institutions; the cost and availability of new equity capital; changes in the Company’s use of leverage; changes to the Company’s investment strategy, operating policies, dividend policy or asset allocations; the quality of performance of third-party servicer providers, including the Company's sole third-party service provider for our critical operations and trade functions; the loss or unavailability of the Company’s third-party service provider’s service and technology that supports critical functions of the Company’s business related to the Company’s trading and borrowing activities due to outages, interruptions, or other failures; the level of defaults by borrowers on loans underlying MBS; changes in the Company’s industry; increased competition; changes in government regulations affecting the Company’s business; changes or volatility in the repurchase agreement financing markets and other credit markets; changes to the market for interest rate swaps and other derivative instruments, including changes to margin requirements on derivative instruments; uncertainty regarding continued government support of the U.S. financial system and U.S. housing and real estate markets, or to reform the U.S. housing finance system including the resolution of the conservatorship of Fannie Mae and Freddie Mac; the composition of the Board of Governors of the Federal Reserve; the political environment in the U.S.; systems failures or cybersecurity incidents; and exposure to current and future claims and litigation. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and other reports filed with and furnished to the Securities and Exchange Commission.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its filings with the Securities and Exchange Commission and other public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Company Description
Dynex Capital, Inc. is a financial services company committed to ethical stewardship of stakeholders' capital, employing comprehensive risk management and disciplined capital allocation to generate dividend income and long-term total returns through the diversified financing of real estate assets in the United States. Dynex operates as a REIT and is internally managed to maximize stakeholder alignment. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

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